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                                                                  EXHIBIT 10.24

                               Oxford Health Plans

    800 Connecticut Avenue . Norwalk, CT  06854 . 203-852-1442 . 800-444-6222


August 10, 1995


Paul A. Brown, MD.
Chairman
Hear-X, Ltd.
471 Spencer Drive
West Palm Beach, FL  33409

Dear Dr. Brown:

This letter of agreement sets forth the terms whereby Hear-X Ltd. ("Provider") will provide services to members of Oxford's medical plans ("Members").

    1. Services. Provider agrees to provide the services described in Attachment A hereto to Members in accordance with Oxford policies. Provider shall only render services to Members which have been authorized in advance by each Member's Primary Care Physician or by Oxford ("Covered Service").
Provider agrees not to differentiate or discriminate in the treatment of his or her patients on the basis of race, sex, age, religion, place of residence, health status or source of payment, including Medicare and Medicaid, and to observe, protect and promote the rights of Members as patients.

    2. Promotion. Oxford shall promote the use of Provider among Oxford's participating physicians. Additionally, Oxford shall make Provider's services available to Members in accordance with Oxford policies.

    3. Good Standing. Provider hereby represents and certifies that it is in compliance and in good standing with all applicable local, state and federal regulatory requirements, and has obtained, and will continue to maintain, all necessary licenses and approvals, and will comply with all applicable regulatory requirements.

    4. Reimbursement Rules. The rates to be charged Oxford by Provider for services to Members shall be at Oxford's rates. Oxford's maximum allowable rates are set forth in Attachment B hereto.

    5. Insurance. Provider shall provide and maintain such policies of general and professional liability (malpractice) insurance as shall be necessary to insure Provider and its employees against any claim or claims for damages arising by reason of personal injuries or death occasioned, directly or indirectly, in connection with the performance of any service by Provider. The amount and extent of such insurance coverage shall be subject to the approval of Oxford, and shall not be less than $1,000,000 per claim and $3,000,000 per year.

    6. Payment. Provider shall bill Oxford for reimbursement. Statements shall be in form and detail acceptable to Oxford. Provider hereby agrees that in no event, including, but not limited to non-payment by Oxford, Oxford's insolvency or breach of this Agreement, shall Provider bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against any Member for covered services provided pursuant to this
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Agreement.  Provider agrees to bill Members directly for services which are not
Covered Services. Oxford agrees to verify any Member's eligibility for Covered Services on inquiry by Provider during business hours. Provider agrees to submit to Oxford an diskette utilization data containing similar information that a typical claim would contain. This information shall include, but not be limited to, Member Name, Date of Service, Diagnosis, referral form, CPT Code and/or Description of Service. This information will be submitted to Oxford within 30 days of the end of each month, reflecting the monthly utilization.
All statements by Provider shall be considered final unless adjustment is made by Provider within 45 days of receipt by Oxford. Oxford will not be liable for the payment of statements received more than 45 days after the date services included in such statement were delivered by Provider. Oxford shall make payment for Covered Services to Provider within 30 days of receipt of statement by Oxford.

    7. Medical Records. Provider and Oxford agree that all Members' medical records shall be treated as confidential so as to comply with all city, state and federal laws regarding the confidentiality of patient records. To the extent permitted by law, Oxford shall have the right to inspect at reasonable times any accounting, administrative or medical records maintained by Provider pertaining to Oxford, to Members or to Providers participating hereunder. In addition, Provider agrees that it shall provide access to all medical records of Members to Oxford Health Plans and to appropriate personnel of the State Health Department in compliance with all applicable statutes and regulations.

    8. Quality Assurance and Utilization Review. Provider agrees to cooperate and participate in such peer review program, including utilization review and quality assurance programs, external audit systems, and administrative and grievance procedures, as are established by Oxford.
Provider agrees to comply with all final determinations rendered by Oxford's quality assurance programs, peer review programs or grievance procedures. Provider agrees that all services performed for Member shall be consistent with the proper practice of medicine, and that such services shall be performed in accordance with the customary rules of ethics and conduct of bodies, formal or informal, governmental or otherwise, from which similar providers seek advice and guidance or to which they are subject to licensing and control. Provider shall immediately notify Oxford if any applicable medical license, accreditation, certification board certification or sanction is ever revoked, restricted, and/or levied.

    9. Relationship of Parties. No provision of this Agreement is intended to create nor shall be deemed or construed to create any relationship between the parties hereto other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the provisions of this Agreement. Neither of the parties hereto, nor any of their respective employees, shall be construed to be the agent, employee or representative of the other, nor does either party have an express or implied right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other party. Neither Provider nor Oxford shall be liable to any other party for any act, or any failure to act, of the other party to this Agreement.

    10. Arbitration. No civil action concerning any dispute arising under this Agreement shall be instituted before any court, and all such disputes shall be submitted to final and binding arbitration in the state where Provider resides, pursuant to the rules of the American Arbitration Association with one arbitrator. All costs and expenses of the arbitration, including actual attorney's fees, shall be allocated among the parties to this Agreement
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according to the arbitrator's discretion.  The arbitrator's award may be confirmed and enforced as a final judgment in any court of competent jurisdiction and enforced accordingly. Proceeding to arbitration and obtaining an award thereunder shall be a condition precedent to the bringing or maintaining of any action in any court with respect to any dispute arising under this Agreement, accept for the institution of a civil action to maintain the status quo during the pendency of any arbitration proceeding.

    11. Term and Termination. The initial term of this Agreement shall be for one year, from the commencement of services, which is anticipated to begin on or about January 1, 1996. The term of this Agreement shall be automatically renewed from year-to-year thereafter. This Agreement may be terminated by Oxford or Provider, at any time, upon 90 days prior written notice. Upon termination, by either party, the rights of each party hereunder shall terminate, provided however, that such termination shall not release Provider or Oxford of their obligations with respect to: payments accrued to Provider prior to termination; Provider's agreement not to seek compensation from Members for Covered Services provided prior to termination; completion of treatment by Provider of Members then receiving services until continuation of the Members' care can be arranged by Oxford; the arbitration provisions hereof. This agreement may not be materially amended without the prior approval of the Department of Health.

    12. Non-Exclusivity. This Agreement with Provider is non-exclusive, and does not in any way restrict Provider from entering into agreements with other health care organizations.

Very truly yours,

OXFORD HEALTH PLANS

Thomas A. Travers, DDS, MPH

By: /s/ Thomas A. Travers                         Aug 11, 1995
Title:  Vice President, Health Care Delivery      -----------------------------
                                                  Date


Accepted and Agreed to:

HEAR-X LTD.

Paul A. Brown, M.D.

By: /s/ Stephen J. Hansbrough                     10 Aug 1995
President/COO                                     -----------------------------
                                                  Date











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                               Oxford Health Plans

    800 Connecticut Avenue . Norwalk, CT 06854 . 203-852-1442 . 800-444-6222

February 21, 1995

Paul A. Brown, M.D.
Chairman
HEARx Ltd.
471 Spencer Drive
West Palm Beach, FL  33409

Dear Paul,

To follow up on your letter of February 5, I have outlined our views on the issue of marketing.

Consumer Marketing

While we are very excited to work together on marketing efforts, we would like to control the use of our name and logo. All advertisements which mention Oxford need to be approved by either Hannah Schwartz or Kerry Horigan in our marketing department. At this time we do not want any ads which mention our name to be run in New Jersey or Connecticut newspapers.

Physician Marketing

Direct physician marketing is not a practice at Oxford. We do, however, educate and inform our Physicians on clinical issues through a bi-monthly newsletter. I will submit a copy of the physician education articles forwarded to me by Dr. Patipa to the editor.

Attached is a signed copy of our projected expansion sites. Please note that we have deleted Middlesex and Monmouth counties from the list. Feel free to contact me if you have any questions or need any additional information.

Sincerely,

/s/ Alissa Jaffe
Alissa Jaffe
Project Manager, Medicare Advantage

Enclosure

cc: Stephen Hansbrough
    Paige Brough













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COUNTIES TO BE COVERED --


New York --

    Rockland County
    Northern Westchester County

New Jersey

    Camden
    Burlington
    Gloucester

Connecticut

    Fairfield
    New Haven



                             Agreed to:   /s/
                                          -------------------------------------
                                          Name

                                          Vice President Medicare
                                          -------------------------------------
                                          Title

                                          2/20/96
                                          -------------------------------------
                                          Date


























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                               Oxford Health Plans

    800 Connecticut Avenue . Norwalk, CT  06854 . 203-852-1442 . 800-444-6222



February 29, 1996



Mr. Paul A. Brown, M.D.
Chairman
HEARx, Ltd.
471 Spencer Drive
West Palm Beach, FL  33409

Dear Paul:

This letter serves as an addendum to our contract effective 1/1/96, and is retroactive to that date.

As stipulated in the original contract, in the event of underutilization, HearX shall owe Oxford a remittance. At the discretion of Oxford, this remittance shall be in the form of either a check to Oxford or a reduced rate in the following year.

The proper maintenance and analysis of this agreement will require timely and accurate utilization data from HearX to Oxford. We will expect a quarterly tape of encounter and service level utilization (i.e. claim level) by the third week following the end of each quarter. We prefer a HCFA 1500 format, ideally EDI compliant. For further specifications regarding this tape, please call Scott Stratton, Director, Medical Analysis Group, at 203-851-2892.

This duration of this agreement will be for the time period 1/1/96 through 12/31/98, at which time the terms of this contract may be renegotiated.

Your signature below acknowledges your acceptance of the terms of this agreement.

Accepted and agreed to by:

                                          /s/ Paul A. Brown
- ---------------------------------------   -------------------------------------
Thomas A. Travers, D.D.S., M.P.H.         Paul A. Brown, M.D.
Vice President, Health Care Delivery      Chairman
Oxford Health Plans, Inc.                 HearX, Ltd.